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                                                                    Exhibit 23.1





                         CONSENT OF INDEPENDENT AUDITORS


CIBER, Inc.
The Plan Administrator
CIBER, Inc. Savings 401(k) Plan:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320 and 333-61287) of CIBER, Inc. of our report dated May 18, 2001, relating to the statements of net assets available for benefits of the CIBER, Inc. Savings 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, which report appears in the December 31, 2000 Annual Report on Form 11-K of the CIBER, Inc. Savings 401(k) Plan.




                                    KPMG LLP


Denver, Colorado
June 18, 2001